Exhibit 11(a)

Willkie Farr & Gallagher LLP Letterhead

April 26, 2005

Travelers Series Fund Inc.

125 Broad Street

New York, NY 10004

Ladies and Gentlemen:

You have requested us, as counsel to Travelers Series Fund Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with the Company’s filing of its Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering the shares of common stock, par value $.00001 per share (the “Shares”) of the Company’s newly formed Social Awareness Stock Portfolio (the “Acquiring Fund”), to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) among the Company, on behalf of the Acquiring Fund, The Travelers Series Trust, a Massachusetts business trust (the “Trust”), on behalf of its Social Awareness Stock Portfolio (the “Acquired Fund”), and, for limited purposes, MetLife, Inc. and Smith Barney Fund Management LLC. The Agreement provides for the proposed acquisition by the Acquiring Fund of all or substantially all of the assets of the Acquired Fund solely in exchange for the Shares and the assumption by the Company, on behalf of the Acquiring Fund, of all of the liabilities of the Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Company’s Charter and By-Laws, each as amended, and the form of the Agreement to be included in the Prospectus/Proxy Statement included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others, which facts we have not independently verified. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be issued as contemplated in the Agreement have been duly authorized, and, subject to the receipt by the Company of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable shares of the Acquiring Fund.

Travelers Series Fund Inc.

April 26, 2005

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our consent.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP